May 26, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Pure Pharmaceutical Corporation - Form SB-2 Registration Statement

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement, dated May 26, 2006, of the following:

▪
Our Report to the Stockholders and Board of Directors of Pure Pharmaceutical Corporation dated February 1, 2006 on the financial statements of the Company for the period from inception on September 24, 2004 to September 30, 2005.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

Dale Matherson Carr-Hilton Labonte

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada